Sensata outlines plans to transition CEO role in January, 2013
ALMELO, Netherlands (April 25, 2012) –- Sensata Technologies Holding N.V. (NYSE: ST), a leading global supplier of sensors and controls, today announced its plans to transition Chief Executive Officer responsibilities at the end of 2012 from Tom Wroe to Martha Sullivan, a 28-year veteran of the business.
Effective January 1, 2013, Wroe will transition out of the role of Chief Executive Officer and will serve as Chairman of the Board of Directors. In the role of chairman, Wroe will continue to play an active role in the company, focusing on government relations, board matters, and strategic advice.
In preparation for this change, Sullivan is expected to be elected as an Executive Director effective January 1, 2013 at the Annual Meeting to be held May 22, 2012 in Almelo. This will clear the way for her appointment by the board as Chief Executive Officer when Wroe steps down December 31, 2012.
At the Annual Meeting, shareholders will also vote by proxy on the nomination of Lewis Campbell as an independent Director. Two Bain Capital Directors, Ed Conard and Seth Meisel, will be leaving the board as part of the continued transition to an independent board.
A new Dutch law that goes into effect July 1, 2012 prohibits an Executive Director from serving as Chairman of the Board. As a result, Wroe, who currently serves as both Executive Director and Chairman, will step down as Chairman before July 1. Once the CEO transition occurs on January 1, it is expected that he will be reappointed as Chairman since he will no longer be an Executive Director. In the meantime, the board will appoint an interim Chairman from among the non-executive directors to serve until Wroe is reappointed.
Sullivan’s nomination as Chief Executive Officer is a planned succession that follows her appointment as President in 2010. Previously, she was Executive Vice President and Chief Operating Officer, a position she held since the business was purchased by Bain Capital in April 2006.

Wroe said, “This is a carefully planned succession that builds on Martha’s deep knowledge of the business, its markets and technologies and her proven ability to lead successful growth initiatives. Her appointment as CEO will not only solidify Sensata’s position as one of the world’s leading suppliers of sensors and controls, but it will enable it to continue on a growth path across a broad range of industries and market segments.”

Paul Edgerley, a Sensata Technologies Director and Managing Director of Bain Capital, said, “Tom’s leadership of Sensata for many years has been instrumental in developing a market leading worldwide technology company. The board is grateful to Tom for his partnership and looks forward to his ongoing engagement as Chairman of the Board. We are excited about Martha’s leadership as CEO and will work closely with Tom on the transition over the remainder of 2012.”

Sullivan joined Texas Instruments in 1984 and held various management positions including Vice President of Sensor Products from 1997 to 2006. During her tenure, Sensors revenue grew at a compounded annual growth rate of 11.2% with 10 consecutive years of growth while profits increased 23% annually.

Sullivan’s past and present external positions include the Key Executive Council at Rensselaer Polytechnic Institute, President’s Alumni Council at Michigan Technological University, and Ford International Supplier Advisory Council. She was recently inducted into the Academy of Mechanical Engineering at Michigan Tech and holds an Honorary Doctorate in Philosophy from that institution.

Campbell was Chairman of the Board and Chief Executive Officer of Textron Inc. before retiring on December 1, 2009. He joined Textron in September 1992 as Executive Vice President and Chief Operating Officer after a 24-year career at General Motors (GM) where he held a number of key management positions. Campbell is also a Director of Bristol-Myers Squibb.
Wroe has served as Chief Executive Officer since the business was purchased from Texas Instruments by Bain Capital in April 2006. He was named Chairman of the Board in June, 2006. In March 2010, Wroe led the company through a successful initial public offering. During his tenure, company revenues have grown from $1.2 billion in 2006 to $1.8 billion in 2011.
Previously, he was President of what was formerly known as the Sensors & Controls business of Texas Instruments and a Senior Vice President of Texas Instruments from 1998 until the spin-off in 2006. Wroe also serves on the boards of Chase Corporation, the Associated Industries of Massachusetts, the Massachusetts Business Roundtable, the Boston College School of Advisors, and the University of Rhode Island Engineering Advisory Board and is Chairman of the Cape Cod Healthcare Board of Trustees. He also holds an Honorary Ph.D. from the University of Rhode Island.
About Sensata Technologies
Sensata Technologies Holding N.V. is one of the world's leading suppliers of sensing, electrical protection, control and power management solutions with operations and business centers in eleven countries. Sensata's products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning and ventilation, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata's website at www.sensata.com.

Contact:
Investors:	News Media:
Maggie Morris	Linda Megathlin
Investor Relations Director	Communications Director
(508) 236-1069	(508) 236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

2